Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Jennifer Lew Vice President, Finance 510-665-7217 jlew@dynavax.com

DYNAVAX REPORTS 2010 FIRST QUARTER FINANCIAL RESULTS

Conference Call and Webcast Today at 4:30 pm EDT

BERKELEY, CA – May 6, 2010 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the first quarter ended March 31, 2010, including $30.1 million in cash and cash equivalents. Total cash for the first quarter 2010 does not include $41 million in net proceeds from the public offering completed on April 16, 2010.

“With the completion of the recent financing, we are poised to achieve our most critical goals, including completion of the Phase 3 study required for submitting our BLA for HEPLISAVTM, initiating clinical development for our Universal Flu and TLR autoimmune products, and positioning hepatitis B and C therapeutics for out-licensing,” noted Dino Dina, M.D., President and CEO.

The tables included as part of this press release provide a reconciliation of GAAP revenues and operating expenses to pro forma revenues and operating expenses.

Conference Call

Dynavax will webcast a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT). The live and archived webcast can be accessed by visiting the investor relations section of the Company's Web site at http://investors.dynavax.com/newsevents.cfm.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. The vaccine candidate is being evaluated in two Phase 3 studies that are directed toward fulfilling licensure requirements in U.S., Canada and Europe. In a completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

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About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains “forward-looking statements,” that are subject to a number of risks and uncertainties, including statements relating to clinical trials and BLA submission. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether the studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the “Risk Factors” section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in the Company’s current periodic reports with the SEC.

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DYNAVAX TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
		March 31,
	2010	2009
Revenues:
Collaboration revenue	$7,421	$17,692
Grant revenue	862	1,139
Service and license revenue	61	513
Total revenues	8,344	19,344

Operating expenses:
Research and development	12,480	10,332
General and administrative	4,570	4,424
Amortization of intangible assets	245	245

Total operating expenses	17,295	15,001

Loss from operations	(8,951)	4,343

Interest income	2	110
Interest expense	(399)	(15)
Other income (expense)	164	(346)

Net income (loss)	(9,184)	4,092

Add: Losses attributed to noncontrolling interest in SDI	—	1,009

Net income (loss) attributable to Dynavax	$(9,184)	$5,101

Basic and diluted net income (loss) per share attributable to
Dynavax common stockholders	$(0.17)	$0.13

Shares used to compute basic net income (loss) per share
attributable to Dynavax common stockholders	54,364	39,889

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DYNAVAX TECHNOLOGIES CORPORATION

RECONCILIATION OF GAAP REVENUES TO PRO FORMA REVENUES (In thousands) (Unaudited)

	Three Months Ended
	March 31,
	2010	2009

GAAP revenues	$8,344	$19,344
ADD:
Collaboration funding incurred under SDI programs	—	747
LESS:
Non-cash deferred revenue from Merck collaboration	—	15,537

Pro forma revenues (1)	$8,344	$4,554

(1)	These pro forma amounts are intended to illustrate the Company’s revenues including collaboration funding provided for the SDI programs and excluding certain non-cash items. The collaboration funding is reflected in the amount attributed to the noncontrolling interest in SDI in the Company’s consolidated statement of operations, but would have been reported as revenue if SDI’s results of operations were not consolidated with those of the Company. Management of the Company believes the pro forma results are a more useful measure of the Company’s revenues because it provides investors the ability to evaluate the Company’s operations in the manner that management uses to assess the continued progress of operating programs.

These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

DYNAVAX TECHNOLOGIES CORPORATION

RECONCILIATION OF GAAP OPERATING EXPENSES TO PRO FORMA OPERATING EXPENSES

(In thousands) (Unaudited)

	Three Months Ended
		March 31,
	2010	2009

GAAP operating expenses	$ 17,295	$ 15,001
LESS:
Stock-based compensation expense	541	519
Amortization of intangible assets	245	245

Pro forma operating expenses (2)	$ 16,509	$ 14,237

(2)	These pro forma amounts are intended to illustrate the Company’s operating expenses excluding certain non-cash charges in accordance with the financial statements that management uses to evaluate the Company’s operations. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

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DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents and marketable securities	$30,080	$36,720
Property and equipment, net	7,199	7,997
Goodwill	2,312	2,312
Other intangible assets, net	1,034	1,279
Other assets	3,659	2,162

Total assets	$44,284	$50,470

Liabilities and stockholders’ equity
Accounts payable	$1,091	$1,686
Accrued liabilities	10,571	7,507
Warrant liability to Holdings	2,315	2,567
Current portion of deferred revenue	2,384	2,718
Noncurrent portion of deferred revenue	16,726	17,083
Long-term note payable to Holdings	9,741	9,342
Long-term contingent liability to Holdings	3,109	3,040
Other long-term liabilities	146	151
Stockholders’ equity (deficit)	(1,799)	6,376

Total liabilities and stockholders’ equity	$44,284	$50,470

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